Exhibit 10.2

FIRST AMENDMENT TO THE

AMGEN NONQUALIFIED DEFERRED COMPENSATION PLAN

AS AMENDED AND RESTATED EFFECTIVE JANUARY 1, 2005

1. Section 1.2 of the Amgen Nonqualified Deferred Compensation Plan as Amended and Restated Effective January 1, 2005 (the “Plan”) is hereby amended and restated by adding the penultimate sentence below and “or a member of the Board” to the last sentence below, both effective as of January 1, 2002:

1.2	“Annual Base Salary” shall mean the wages, salaries, fees for professional services, and other amounts received (without regard to whether or not an amount is paid in cash) for personal services actually rendered in the course of employment with any Employer to the extent that the amounts are includable in gross income (including, but not limited to, compensation for services on the basis of a percentage of profits, commissions on reimbursements or other expense allowances under a nonaccountable plan (as described in Treasury Regulation Section 1.62-2(c)), but excluding any “goods and services allowance” provided to certain expatriate staff members. Notwithstanding anything else in the Plan to the contrary, Annual Base Salary shall not include the Annual Bonus. Annual Base Salary shall be computed without regard to any election to reduce or defer salary under the Amgen Retirement and Savings Plan or any cafeteria plan under Section 125 of the Code. With respect to any member of the Board, Annual Base Salary shall mean the member’s annual retainer, chair fees, Board meeting fees, and committee meeting fees. Annual Base Salary shall not include: (a) any Company contributions to the Amgen Retirement and Savings Plan or any other employee benefit plan for or on account of the Employee, except as otherwise provided in the preceding sentence or (b) the items described in Treasury Regulation Section 1.415-2(d)(3), which, among other items, would exclude from compensation amounts realized from the exercise of a nonqualified stock option (or when restricted stock (or property) held by an Employee or a member of the Board either becomes freely transferable or is no longer subject to a substantial risk of forfeiture under Section 83 of the Code) and amounts realized from the sale, exchange or other disposition of stock acquired under a qualified stock option.

2. Section 1.25 of the Plan is hereby amended and restated by adding the penultimate sentence below, effective as of January 1, 2002:

1.25

“Participant” shall mean any Employee (i) who is selected by the Committee from among the highly compensated or management employees of the Employer to participate in the Plan, (ii) who elects to participate in the Plan, (iii) who signs a Plan Agreement, an Election Form and a Beneficiary Form, (iv) whose signed Plan Agreement, Election Form and Beneficiary Designation Form are accepted by the Committee, (v) who commences participation in the Plan, and (vi) whose Plan Agreement has not terminated. In addition, a Participant shall mean any member of the Board (i) who elects to participate in the Plan, (ii) who signs a Plan

Agreement, an Election Form and a Beneficiary Form, (iii) whose signed Plan Agreement, Election Form and Beneficiary Designation Form are accepted by the Committee, (iv) who commences participation in the Plan, and (v) whose Plan Agreement has not terminated. A spouse or a former spouse of a Participant shall not be treated as a Participant in the Plan or have an account balance under the Plan, even if he or she has an interest in the Participant’s benefits under the Plan as a result of applicable laws or property settlements resulting from legal separation or divorce.

3. Section 1.30 of the Plan is hereby amended and restated by adding the last sentence below, effective as of January 1, 2002:

1.30	“Termination of Employment” shall mean the severing of employment with all Employers, voluntarily or involuntarily, for any reason. Termination of Employment shall not be deemed to occur, however, upon the transfer of a Participant from the employ of the Company or another Employer to the employ of any subsidiary or affiliate, regardless of whether that subsidiary or affiliate is an Employer under the Plan. With respect to a member of the Board, Termination of Employment shall mean the day on which the member ceases serving as a member of the Board.

4. Section 1.34 of the Plan is hereby amended and restated by adding the last sentence below, effective as of January 1, 2002:

1.34.	“Years of Service” shall mean each Plan Year or portion thereof during which an Employee is credited with at least 1000 hours of service. With respect to a member of the Board, Years of Service shall mean each Plan Year during which a member has served as a member of the Board for at least six (6) consecutive months.

5. Section 2.2 of the Plan is hereby amended and restated by adding a reference to “member of the Board” to the first sentence below, effective as of January 1, 2002:

2.2	Enrollment Requirements. As a condition to participation, each member of the Board and selected Employee shall complete, execute and return to the Committee a Plan Agreement, an Election Form and a Beneficiary Designation Form, all within the number of days specified by the Committee after he or she is selected to participate in the Plan. In addition, the Committee may establish from time to time such other enrollment requirements as it determines in its sole discretion are necessary.

6. Section 2.3 of the Plan is hereby amended and restated by adding references to a “member of the Board” below, effective as of January 1, 2002:

2.3	Eligibility/Commencement of Participation. Provided a member of the Board or an Employee selected to participate in the Plan has met all enrollment requirements set forth in this Plan and required by the Committee, including returning all required documents to the Committee within the specified time period, that Employee or member of the Board shall commence participation in the Plan on the first day of the month following the month in which the Employee or member of the Board completes all enrollment requirements or such other date specified by the Committee.

7. The following new Subsection 3.2(c) is added to the Plan, effective as of January 1, 2002:

(c)	Notwithstanding the foregoing, Participants who are members of the Board shall be subject to a 100% maximum deferral percentage with respect to their Annual Base Salary.

8. Subsection 3.3(a) of the Plan is hereby amended and restated by adding the penultimate sentence below, effective as of January 1, 2002:

(a)	First Plan Year. Within thirty (30) days after being designated by the Committee for participation in the Plan, the Participant shall make an irrevocable deferral election for the Plan Year in which the Participant commences participation, along with such other elections as the Committee deems necessary or desirable under the Plan. With respect to a member of the Board, such thirty (30) day period shall commence on the effective date the member’s appointment to the Board. For these elections to be valid, the Election Form must be completed and signed by the Participant, timely delivered to the Committee (in accordance with Section 2.2 above) and accepted by the Committee.

To record this First Amendment to the Plan as set forth herein, the Company has caused its authorized officer to execute this document this 19th day of October 2005.

AMGEN INC.

By:	/s/ Brian McNamee
Title:	Senior Vice President, Human Resources

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